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                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                                CONTACT:

CompX International Inc.                             John A. Miller
16825 Northchase Drive, Suite 1200                   Chief Financial Officer
Houston, TX 77060                                    Tel. 281-423-3391




                COMPX ANNOUNCES CLOSING OF CHICAGO LOCK FACILITY

HOUSTON, TEXAS ... August 7, 2000 ... CompX International Inc. (NYSE: CIX) announced today that it plans to consolidate its Chicago Lock manufacturing operations into other CompX facilities and close its leased manufacturing facility in Pleasant Prairie, Wisconsin. The relocation of the Chicago Lock operations is scheduled to begin in September of this year and be completed by January, 2001. CompX purchased substantially all of the assets of Chicago Lock Company, excluding real estate, in January of 2000. The majority of the Pleasant Prairie manufacturing operations will be consolidated into CompX's Mauldin, South Carolina facility.

"This move allows us to improve operating margins by reducing our fixed costs and leveraging our more automated manufacturing capability in Mauldin", said Joseph S. Compofelice, CompX's Chairman and CEO. Mr. Compofelice added "The move also enables us to better service our customers by consolidating and focusing our customer service teams."

CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products.

Statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, the introduction of tariff or non-tariff trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in the Company's Security and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

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